EX-99.h.ii

AMENDMENT NO. 4 TO

SCHEDULE A

DELAWARE GROUP GOVERNMENT FUND

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF JANUARY 31, 2017

Delaware Strategic Income Fund	Effective as of April 19, 2001
(formerly, Delaware Core Plus Bond Fund)

Delaware Emerging Markets Debt Fund	Effective as of September 30, 2013

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP GOVERNMENT
SERVICES COMPANY		FUND for its series set forth in this
Schedule A

By:	/s/ Michael F. Capuzzi	By:	/s/ Shawn K. Lytle
Name:	Michael F. Capuzzi	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer